Exhibit 99.1

CASCADE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

TRANSCRIPT

June 6, 2012

1.	Good morning and welcome.

2.	I now call the 2012 Cascade Annual Shareholders meeting to order.

3.	I’d like to open the meeting by introducing the company’s directors, officers, legal counsel and audit partner.

a.	I’m Jim Osterman, Chairman of Cascade, Retired Chairman and CEO of Blount International and currently President of JSO Ventures.

b.	All of our Directors are here today. Please stand for a moment as I call your name.

Robert C. Warren, Jr. – President, Chief Executive Officer and Director.

Dr. Nicholas Lardy – Senior Fellow at the Institute for International Economics.

Duane McDougall – Chairman of Boise Cascade.

Peter Nickerson – Director of Growth-link Overseas Company.

Henry Wessinger – Vice President – Senior Portfolio Manager, UBS Financial Services.

Dr. Nancy Wilgenbusch – President Emerita of and advisor for Marylhurst University.

c.	Corporate officers and senior executives who are with us today.

Andy Anderson – Senior Vice President and Chief Operating Officer

Susan Wright – Vice President, Human Resources

Joe Pointer – Chief Financial Officer and Secretary

Frank Altenhofen – Vice President of Asia Pacific

Pete Drake – Vice President of Americas

Kevin Kreiter – Vice President of Engineering and Marketing

Jeff Nickoloff – Vice President of Corporate Manufacturing

Davide Roncari – Vice President - Europe

John Cushing – Corporate Treasurer

d.	Our Legal Counsel.

Verne Newcomb – General Counsel Emeritus

Jack Schwartz – General Counsel and Assistant Secretary

e.	And the Partner representing PricewaterhouseCoopers…

Dwayne Richardson

4.	At this time, I’d like to call on Joe Pointer, our Corporate Secretary, to certify that Proof of Due Notice of the Annual Shareholders Meeting was given, and that a Quorum is present.

5.	Mr. Chairman, I’d like to certify that due notice has been provided under the bylaws and that a Quorum is present.

6.	A list of Shareholders’ is available for inspection by shareholders at the back of the room.

7.	Shareholders who have voted by proxy and wish to change their ballots, or who want to vote in person, please raise your hand so that we may give you a ballot.

8.	Preliminary results of voting on each matter presented for shareholder vote, as reported by Mr. James Raitt, our inspector of election, will be announced.

9.	The first item on the agenda is the election of Directors:

a.	I would like to call on John Cushing to present the names of director nominees as listed in the Proxy Proposal 1.

b.	Mr. Chairman, the nominees are Duane C. McDougall and James S. Osterman, both for three year terms.

c.	Are there any other nominations for director?

d.	In the absence of any other nominations, I am instructing the Secretary to record a favorable vote for all of the nominees listed in Proposal Number 1.

10.	John would you report on Proposal 2, the advisory vote on executive compensation.

11.	Mr. Chairman, 99% of the proxy votes were case in favor and 1% were opposed.

12.	Thank you John…I am instructing the Secretary to record a favorable vote for Proposal 2.

13.	John would you report on Proposal 3, the approval of an amendment to the amended and restated Cascade Corporation stock appreciation rights and restricted stock plan.

14.	Mr. Chairman, 96% of the proxy votes were cast in favor and 4% were opposed.

15.	Thank you John…I am instructing the Secretary to record a favorable vote for Proposal 3.

16.	John would you report on Proposal 4, the approval of the ratification of appointment of independent registered public accounting firm.

17.	Mr. Chairman, 99% of the proxy votes were cast in favor and 1% were opposed.

18.	Thank you John…I am instructing the Secretary to record a favorable vote for Proposal 4.

19.	I’d now like to call on Bob Warren to present the Chief Executive Officer’s Report.

20.	I’ll try not to move around too much, mother says you gotta stand in one place, but that’s hard for me.

21.	Welcome to your company’s best year ever. It’s really nice to see actual shareholders here besides employees, so welcome. Always happy to have shareholders. We’ve been accused of moving our annual meeting out here so we didn’t get to see you, but that’s not true.

22.	Our fiscal 2012, which was 2011 was a banner year for your company. We had record sales, record earnings. It was obviously a tremendous recovery from the global collapse of the lift truck business in 2009. That collapse obviously precipitated one of the biggest restructurings we had to do in the company, except 1982, which had a similar collapse of the lift truck business in just North America.

23.	We at that time assigned, I didn’t actually know was assigning the managing directorship to a 33 year old manager, which was a stretch. I had no idea that I was going to ask him within 9 months to cut his number of plants and personnel 50%. Davide Roncari survived that and delivered for the first time in a number of years operating profit out of Europe. It was an expensive, painful process, but paid you back handsomely last year. So congratulations Davide for that.

24.	I think almost more important than those two issues for your company, was what we were capable of doing in January, February and March of last year. We had a flood that wiped out our facility in Brisbane, Australia, one of our strong markets. We have talked for years to some of our OEM customers and even some of our major end users, about one of the advantages of working with Cascade is that we had redundancy in our production facilities around the world and we had common engineering which allowed that. I don’t think anybody really, certainly the OEM’s in how they negotiate with us, clearly don’t understand that most of our competitors had single facilities and single markets and that there was risk there. That plant was under twelve feet of water and totally wiped out. We were able to, in the next 90 days and even the next 30 days, never miss an order. We had facilities around the world scrambling to put that back together and ship them their requirements. I think we even had some people from here go down there to help out. We had dealers in Australia who sent people to help us as a supplier, which I thought was a great testament to not only did they think we were a good supplier, but they were even willing to expend their own capital and personnel to try and get us back up and running as soon as possible.

25.	It was the first time that I think we were able to demonstrate to people that this is a global corporation and that we have a global workforce that satisfies our customers.

26.	I think in many ways people ask, have for years asked us how we maintain our margins in China or how we maintain our market share in North America, which is significant. I think it’s very much from the tradition that came from the last downturn in ’82, which was we changed entirely the way we manufacture, but more importantly we changed entirely the way all employees work with each other.

27.	We have a focus towards what the customer wants, when he wants it and at what quality. We even get a premium price because of that. I think that this was a prime demonstration of how the global corporation thinks of how we satisfy not just our customers in North America or how the customers are satisfied in the European market, but all customers are Cascade customers. We view it as something we are all charged with satisfying that requirement.

28.	I think from that comes a culture. You can see on the wall, the person who has the most seniority is on the top. Andy and I, my COO, have been 40 years, but were not probably going to get to the top. The newest employee is at the end. I think this is if you look at the average tenure of this company, I believe Susan, what is it about 23 years? 24 years is the average tenure at this company. We have had a tremendous influx in the last few years with new employees as there has been a generational turnover.

29.	I think it’s very much along this line that people enjoy being able to work together towards a common goal. I think that is the real culture of the company and it’s the almost shared vision that we all work as one. I’m going to being trying to promote with our customers that story going forward because I think there is tremendous power in that for all of our customers, not just our dealer customers who are more local, but certainly our OEM customers and definitely the global international customers who have a tremendous redundancy and assurance of that quality, delivery, policy, people and price, not necessarily in that order.

30.	So I want to once again thank our Board of Directors for the support they have given us in these goals, to obviously our shareholders who have been very loyal in most cases. I think if the original five partners who started this company with $1,500 each in 1943 with $1,500 each, three of the families are still holders of the stock. There is a tradition of ownership and holding onto this fine company, your company. Obviously in my talk I’m emphasizing the importance of the employees and I thank them sincerely for the effort they’ve put in from pulling us back from that very precipitous drop we had that entailed a lot of hard work, diligence. They probably wonder when they are going to get some relief and I can only hope that would happen, but looking at the international economic news probably not too soon.

31.	Going forward, I think we can leverage our engineering, our people, our manufacturing facilities around the world, obviously the financial strength of our balance sheet which a lot of people like that we have zero debt. I think there was a time when I started this growth campaign and became President in ‘96 and one of the original founders said gosh we have no debt and I went, he was 80, well you know if I was 80 I would think that was pretty cool too. I’m 45 and I think maybe we should take a little more risk. So I’d probably like to say that you’ll see attempts over the next few years to try and grow once again. We have about 55% global market share. We’ll probably, as we’ve talked about in the past, have to try and grow outside of our core business. As somebody said in a conference call four years ago, they said “well Bob you wouldn’t do anything stupid with that money would ya?” So one of the things that could appear stupid was our move into construction attachments. I’d like to say that I could blame the US economy and the collapse of the construction business, but it wasn’t. We’ve still proven we can add value and return shareholder investment in that field. We’re striving hard for it. We have some new contacts with Caterpillar, not the old ones who don’t want us to have any margin, new ones who would actually like us to earn some money. And we have some interest in some export, this new business we’re planning on actually utilizing the new plant in China for this purpose finally. So I think you are going to see good things from your company going forward and justify your interest and support.

32.	I think I’ll open the floor to questions. Do we have a microphone. Anybody who has a question, we have a microphone so everyone else can hear.

33.	Comment from meeting attendee - Can everyone hear me ok? First of all I want to thank the board and management, and even the last employee in the corner for an awesome job and hard work. Which brings up my next subject is the dividend, thank you very much for the increase it was very substantial for us, my brother and I need it. Do it again. You have a strong balance sheet, you really do and the only way to reward a shareholder is that way, because Wall Street can take you up and down regardless of your financials. If Wall Street doesn’t like you they will short you to the ground. You’re kind of a cross between Polaris with your growth and Packar with inside family ownership, it’s a good thing I think. From what my experience is. You know they pay a really nice dividend in December at Christmas, just a little hint, no need to even tell Wall Street til after the fact is fine with me. Again, congratulations on all the hard work of the people. I’m very grateful. That was a very substantial increase and I’m used to the price going up and down based on who says what on Wall Street, which is really irrelevant. You guide them, the analyst comes along and guess what you are going to make and if you don’t make what they guessed correctly they penalize you even though they did the guess work. Give us the dividends when you can, it’s greatly appreciated. Thank you.

34.	If that’s the kind of question maybe we should move back to town and maybe we can have more shareholders.

35.	Who’s next? Oh come on that’s the only one I’m going to get. That was an easy one. I’m sure they were listening.

36.	Well, if there are no other questions, thank you for coming. We look forward to delivering another good year for you, our shareholders and employees. I’ll turn the meeting back over to Jim

37.	Is there any other business to come before the meeting?

38.	If there is no other business, I’d like to thank you for your interest in the company, participation and continued support. It was really nice to hear from a satisfied shareholder. I’m looking forward to next year.

39.	The meeting now stands adjourned.